Exhibit 99.1

Financial Report
April - June 2008

Sales:	$1,908 million
EBIT:	$148 million
EPS:	$1.24

(Stockholm, July 22, 2008) – – – For the quarter ended June 30, 2008, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported a sales increase of 10% to $1,908 million due to currency effects and an acquisition in 2007. Organic sales declined by 1% due to a worsening North American light vehicle production and a negative vehicle production mix. Despite these headwinds, the Company managed to reach its guided operating margin of 7.8% of net sales.

Operating income for the second quarter amounted to $148 million, income before taxes to $135 million, net income to $90 million and earnings per share to $1.24. The comparable quarter 2007 was negatively affected by a $30 million increase in legal reserves. Excluding this item, operating income rose on a comparable basis by 12%, income before taxes by 13%, net income by 16% and earnings per share by 27%.

Cash flow from operations amounted to $159 million and cash flow before financing activities to $87 million.

The market outlook is deteriorating as a result of both accelerating production cuts by customers and accelerating raw material and energy costs. To mitigate the effects of these trends, Autoliv will implement an action program that is estimated to generate annual cost savings in the magnitude of $120 million and could affect up to 3,000 associates. The costs for this program are estimated to amount to up to $75 million.

As a result of the negative market trends, the Company is changing its full year guidance. Sales for 2008 are now expected to increase by 8% and an operating margin, excluding severance and other restructuring costs, is expected in the range of 7-7.5%.

An earnings conference call will be held at 3:00 p.m. (CET) today July 22. To listen in, call (in Europe) +44-203-003-2665 and (in the U.S.) +1-866-966-5335 or access www.autoliv.com under “News/Calendar”.

2nd quarter

Market Overview
During the second quarter 2008, global light vehicle production is estimated by CSM and J.D. Power to have increased by 2% compared to the same quarter 2007. However, light vehicle production in the Triad declined by almost 2%.

In Europe (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production is estimated to have risen by 5%. This was due to Eastern Europe where production rose by more than 20%, while production in Western Europe declined by 1%. European light vehicle production was 4 percentage points better than expected thanks to strong demand for small, fuel-efficient cars. These cars still tend to have less safety content than European vehicles on average. As a result, the shift in production mix was negative for Autoliv.

In North America, which accounts for approximately one fifth of consolidated revenues, light vehicle production declined by 15% which was 4 percentage points lower than expected. Production of light trucks dropped by 22%, while production of passenger cars shrunk by 5%. GM, Ford and Chrysler (“the Detroit 3”) cut their production by nearly 22%, which was 5 percentage points more than planned. The Asian and European vehicle manufacturers reduced their production by slightly more than 1%.

In Japan, which accounts for almost one tenth of Autoliv’s consolidated sales, light vehicle production grew by 5%.

In the Rest of the World (RoW), which accounts for slightly more than one tenth of sales, light vehicle production grew by 11%.

Autoliv’s market is driven not only by vehicle production but also by the fact that vehicles are being equipped with more safety systems in response to new crash test programs and regulations. For instance, both NHTSA in the U.S. and the EuroNCAP are in the process of reviewing their crash-test rating programs which could help drive increased safety content in new vehicle models.

Consolidated Sales
During the quarter, Autoliv’s consolidated net sales rose by slightly more than 10% to $1,908 million compared to the same quarter 2007. Currency translation effects boosted sales by 10% while the acquisition in November 2007 of the remaining shares in Autoliv IFB in India (“AIN-acquisition”) and the resulting consolidation of AIN added 1% to sales. Excluding these effects, organic sales (i.e. sales excluding translation currency effects, and acquisitions/ divestitures) declined by 1%. At the beginning of the quarter, organic sales were expected to grow by almost 2%; however, North American vehicle production has dropped more than anticipated and the negative mix in the European light vehicle production has been stronger than expected.

The decline in organic sales was caused by the 15% drop in North American light vehicle production. However, the Company managed to offset virtually all of this negative effect by strong performance in the Rest of the World and Japan (organic sales up 13% and 12%, respectively). Organic sales were driven by higher penetration rates of side curtain airbags and market share gains in seatbelts. Strong demand from Volkswagen, Daimler, Nissan and Avtovaz contributed the most to organic sales growth, while lower production at Renault, Chrysler and Volvo reduced sales the most.

Sales by Product
Sales of airbag products (including steering wheels and electronics) increased by 7% to $1,207 million. Excluding currency effects of 9%, organic sales declined by 2% due to the drop in North American light vehicle production. This affected primarily sales of frontal airbags and safety electronics, while organic growth in curtain airbag sales continued.

Sales of seatbelt products (including seat sub-systems) rose by 16% to $700 million. Excluding currency effects of 12% and the AIN-acquisition of 2%, organic sales grew by 2%. Virtually all of this growth was due to strong light vehicle production in emerging markets in Asia and South America. However, there was also a small increase in sales of seatbelts even in the depressed North American market.

Sales by Region
Sales from Autoliv’s European companies rose by 15% to $1,084 million due to currency effects. Organic sales were flat. Growth in sales of  curtain airbags and knee airbags was offset primarily by a decline in the non-core Sub Seat System business. Frontal airbag sales also declined due to pricing pressure and as a result of upcoming model change-overs for platforms such as the Renault Mégane. Sales of curtain airbags were driven by models such as Audi’s A4; Ford’s Galaxy, Kuga and Mondeo; Mercedes C-class; Nissan’s Qashqai; and Volkswagen’s Tiguan.

Sales from Autoliv’s North American companies declined by 12% to $397 million. The fact that Autoliv’s sales declined less than the 15% drop in the region’s light vehicle production reflects a favorable vehicle model mix for Autoliv. The Company is relatively less dependent on the production volumes of sport utility vehicles, pick-ups and other light trucks than on volumes of passenger cars. Autoliv’s performance is also a reflection of strong performance in seatbelts where sales grew despite the significant drop in light vehicle production. This was thanks to new business for Honda’s Pilot, Chevrolet’s Malibu and Chrysler’s Kahuna Journey.

Sales from Autoliv’s companies in Japan rose by nearly 28% to $188 million including favorable currency effects of 15%. Organic growth of 12% was more than twice as strong as the 5% increase in Japanese light vehicle production. Virtually all of the sales growth was due to new business for side curtains in, for instance, Acura’s TSX; Honda’s Accord; Lexus’ LX 470, and Toyota’s Alphard, Land Cruiser Prado and Vitz. Sales of side airbags for chest protection and steering wheels also grew organically.

Sales from Autoliv’s companies in the Rest of the World (RoW) rose by nearly 25% to $239 million. Excluding acquisition effects and currency effects of slightly more than 7% and 4%, respectively, sales grew organically by 13% compared to a 11% growth in the region’s light vehicle production. Autoliv’s strong performance was mainly due to market share gains in seatbelts, along with gradually growing demand for side curtain airbags. Sales were driven by new business for Nissan’s Qashqai and Teana; Peugeot’s 207; Renault’s Koleos/QM5 and Volkswagen’s Lavida.

Earnings
Pricing pressure from customers remains strong while cost inflation continues to accelerate. Costs for raw materials, freight and utilities have increased by approximately $20 million. This was partially offset by improved manufacturing efficiency. Gross margin in the second quarter declined to 19.5% from 19.9% for the same period 2007. However, gross profit improved by $28 million or 8% to $372 million thanks to currency effects.

Operating income rose by $46 million to $148 million. Most of the increase was due to a $30 million provision last year for a legal dispute. Excluding this discrete item, operating income improved by 12% on a comparable basis from $132 million and operating margin rose from 7.7% to 7.8%. The Company therefore managed to offset the 0.4 percentage point decline in gross margin. This was achieved by more efficient utilization of research and development resources, and by higher engineering income. R,D&E expense, net declined to 5.7% of sales from 6.3% in the second quarter 2007. Amortization doubled to $6 million mainly as a result of a favorable discrete item in 2007. On a comparable basis amortization increased by $1 million.

Income before taxes rose by $46 million to $135 million. On a comparable basis, i.e. excluding the effect of the increase in legal reserves in 2007, income before taxes rose by $15 million or 13%. This was due to the $16 million improvement in operating income, partially offset by slightly higher interest expense. Interest expense, net rose by $2 million mainly as a result of higher average net debt due primarily to the share repurchase program and the AIN acquisition.

Net income rose by $33 million to $90 million primarily due to the increase in 2007 in legal reserves which had a negative after-tax effect that year of $20 million. The remaining increase of $13 million or 23% was due to improvements in pre-tax profits and a 2 percentage point lower effective tax rate. The effective tax rate of 31.2% was 3 percentage points higher than expected due to discrete tax items.

Earnings per share improved to $1.24 from 72 cents. Excluding the effect in 2007 of the increase in legal reserves, earnings per share improved from 98 cents or by 27%. Earnings per share was favorably impacted by 9 cents from currency effects, by 6 cents from the stock repurchase program, 8 cents from higher pre-tax income, and 3 cents from a lower effective tax rate. The average number of shares outstanding decreased by 9% to 72.7 million.

Return on capital employed improved to 17% from 12% and return on equity to 15% from 10%. Excluding the increase in legal reserves last year, the return on capital employed was 15% in the second quarter 2007 and the return on equity 13%.

Cash Flow and Balance Sheet
Cash flow continued to be strong despite the market headwinds. Operating cash flow amounted to $703 million for the last twelve month period and to $159 million for the quarter. Cash flow in last year’s second quarter of $311 million was exceptionally strong due to a $156 million reduction in Operating assets and liabilities.

Cash flow before financing was $87 million compared to $230 million in the same period 2007. Capital expenditures, net of $72 million were $14 million less than depreciation and amortization, and $9 million less than capital expenditures in the same quarter 2007.

Autoliv has a target that working capital should not exceed 10% of annual sales. During the quarter, this ratio stood unchanged at 9.5% but was reduced from 10.1% a year ago despite less factoring of receivables.

In relation to days sales outstanding, receivables increased to 68 days from 67 days at the end of the first quarter but declined from 69 days a year ago. Days inventory on-hand was 35, an increase from 31 days a year ago and from 33 days from the end of the first quarter.

During the quarter, net debt decreased by $18 million to $1,195 million and gross interest-bearing debt by $125 million to $1,336 million despite stock buybacks and dividends totaling $73 million. The decreases are due to the strong cash flow while the even stronger decrease in gross debt than in net debt is due to more efficient cash management. The net debt to capitalization ratio stood unchanged at 33%.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. On June 30, these ratios were 1.4 and 10.1, respectively. Leverage ratio is measured as net debt (including pension liabilities) in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest coverage as Operating income (excluding amortization of intangibles) in relation to interest expense, net.

During the quarter, equity increased by $20 million to $2,416 million or to $33.60 per share. Equity increased by $90 million from net income and by $4 million from the exercise of stock options. Equity decreased by $45 million from share repurchases, by $28 million from dividends and by $1 million from currency effects.

Launches in the 2nd Quarter
•	Alfa Romeo’s new MiTo: Seatbelts with pretensioners
•	Audi’s Q5: Inflatable curtains and seatbelts with pretensioners
•	Chery’s new A3: Seatbelts
•	Ford’s Escape: Safety electronics
•	Ford’s new Orion: Driver airbag with steering wheel, passenger airbag, side airbags, Inflatable curtains, and seatbelts with pretensioners
•	Honda’s Freed: Driver airbag with steering wheel
•	Honda’s new Pilot: Side airbags, Inflatable curtains and seatbelts with pretensioners
•	Lancia’s new Delta: Knee airbag
•	Mazda’s new Biante: Inflatable curtains and steering wheel
•	Toyota’s new Alphard: Inflatable curtains
•	Volkswagen’s Lavida: Side airbags and seatbelts with pretensioners

First 6-months

Market Overview
During the six-month period January - June 2008, global light vehicle production grew by 3%, whereas production in the Triad declined by half of one percent.

In Europe, light vehicle production increased by nearly 5%, due to a 20% increase in Eastern Europe. In Western Europe light vehicle production declined by 1%.

In North America, light vehicle production declined by 12% due to GM, Ford and Chrysler cutting back their production by 18%. The Asian and European vehicle manufacturers reduced their production in North America by just over 1%.

In Japan, light vehicle production increased by 5% in the six-month period.

In the Rest of the World (RoW) light vehicle production rose by 11%.

Consolidated Sales
For the year’s first six months, sales increased by 9% to $3,735 million due to currency translation effects of 10% and the AIN-acquisition that added nearly 1%. An organic sales decrease of less than 2% was due to the declines in light vehicle production in North America and Western Europe. The sales decline was also due to upcoming model change-overs for the Renault Mégane, the Volkswagen Golf and other important vehicle models for Autoliv.

Sales of airbag products increased by 6% to $2,367 million. Excluding currency effects of 9%, organic sales declined by 3% mainly due to the North American market.

Sales of seatbelt products increased by 14% to $1,368 million including 12% from currency effects and 2% from the AIN-acquisition. The almost flat organic sales despite the declines in vehicle production in Autoliv’s most important markets is due to strong performance in the RoW along with rapidly increasing demand in established markets for active seatbelts with electrically driven pre-crash pretensioners.

Sales from Autoliv’s European companies increased by 13% to $2,113 million due to currency effects of 15%. The organic sales decline of 2% was due to a decrease in West European light vehicle production and an overall negative vehicle model mix in European light vehicle production.

Sales from Autoliv’s North American companies decreased by 11% to $794 million. Organic sales declined by 12% virtually in line with light vehicle production, while the stronger Mexican peso had a slightly positive impact. Organic growth in seatbelt sales continued even in the current tough market environment.

Sales from Autoliv companies in Japan jumped by 31% to $383 million due to organic growth and currency effects of slightly more than 16% and 14%, respectively. Organic growth was three times stronger than Japanese light vehicle production. This was mainly due to increased sales of Inflatable Curtains to such vehicles as Toyota’s Alphard, Land Cruiser Prado, Vitz and Zone.

Sales from Autoliv companies in the RoW rose by 22% to $445 million including 4% from currency effects and 8% from the AIN-acquisition. Organic growth of slightly more than 9% was driven by strong seatbelt sales primarily in China and Brazil and new business with Chrysler, Ford, Honda, Nissan, Peugeot, Renault and Volkswagen.

Earnings
Gross profit increased by 6% or $40 million to $721 million due to currency effects. However, gross margin decreased to 19.3% from 19.9% due to higher raw material and other direct cost along with pricing pressure from customers.

Operating income rose by $48 million to $276 million. Most of the increase was due to the $30 million increase in 2007 legal reserves. Excluding this discrete item, operating income improved on a comparable basis by 7% from $258 million due to currency effects and productivity improvements in R,D&E. Operating margin improved to 7.4% from 6.6% but is slightly below 7.5% which represents the margin excluding the increase in legal reserves in 2007.

Income before taxes increased by 23% or $46 million to $248 million and by 7% or $16 million excluding the increase in legal reserves in 2007. Interest expense, net rose by $3 million partially offset by a reduction in cost for other financial items as a result of positive instead of negative effects from loans in foreign currencies.

Net income increased by 32% or $41 million to $172 million. Half of the increase was due to the increase in legal reserves in 2007 and the other half to better profit performance and a lower effective tax rate which declined to 29.0% from 33.0%.

Earnings per share improved to $2.35 from $1.63.  On a comparable basis (i.e. excluding the effect in 2007 of the increase in legal reserves), earnings per share improved by 24% from $1.89. Earnings per share was favorably impacted by 17 cents from the stock repurchase program, by 13 cents from a lower effective tax rate, 9 cents from currency effects and 7 cents from higher pre-tax income. The average number of shares outstanding decreased by 9% to 73.2 million.

Cash Flow and Balance Sheet
Operations generated $324 million in cash and $187 million before financing compared to $401 million and $167 million during the first six months 2007. Capital expenditures, net amounted to $131 million and depreciation and amortization to $170 million compared to $156 million and $159 million, respectively, last year.

Due to dividends and stock buybacks totalling $165 million, net debt increased by $13 million since the beginning of the year despite strong cash flow. Gross interest-bearing debt decreased by $16 million to $1,336 million. Net debt to capitalization was 33% as it was at the beginning of the year but increased from 29% a year ago.

Equity increased by $67 million despite stock repurchases of $108 million, dividends of $57 million and $1 million for an equity adjustment related to pension liabilities. Equity was favorably impacted by $172 million from net income, $55 million from currency effects, and $6 million from effects of stock compensation.

Return on equity amounted to 14% and return on capital employed to 16% compared to 11% and 13%, respectively. On a comparable basis, i.e. excluding the effect in 2007 of the increase in legal reserves, return on equity improved from 12% and return on capital employed from 15%.

Headcount
Total headcount (employees plus temporary hourly workers) at the end of June was 43,000, the same number as at the beginning of the quarter but an increase from 41,900 at the beginning of the year. During the quarter, headcount increased in low-cost countries by 300, which was completely offset by a decrease in high-cost countries. At the end of the quarter, 16% of headcount were temporaries.

Action Program
To mitigate the effects of both accelerating production cuts by customers and accelerating costs for raw materials the Company is developing an action program. The program is estimated to generate annual pre-tax savings of approximately $120 million. The savings are expected to be realized gradually, with full effect in 2010. The main items in the program are:
-	Adjustment of manufacturing capacity, including plant closures, due to lower expected vehicle production.
-	Accelerated move of sourcing to low-cost countries, consolidation of supplier base and standardization of products.
-	Reductions in overhead costs, including consolidation of tech centers.
-	Increased investments in products for small, fuel-efficient cars.
The program could affect up to 3,000 employees, both temporaries and permanent. The pre-tax cost for this program will be recorded later this year and is estimated to amount to up to $75 million.

Outlook
During the third quarter of 2008, global light vehicle production is expected to increase by nearly 4% due to Asia, Eastern Europe and South America. However, in North America and Western Europe, where Autoliv derives 70% of revenues, light vehicle production is expected to decline by 12% and 5%, respectively. These declines are expected to continue into the fourth quarter, while the strong production growth in the RoW is expected to level off. As a result, average global light vehicle production is expected to decrease by almost 1% during the fourth quarter. Given current exchange rates, currency rates are expected to boost sales by 9% in the third quarter and by 6% in the fourth quarter. The AIN-acquisition is expected to add 1% in the third quarter. Based on these assumptions, consolidated sales are expected to increase by 7% in the third quarter with the organic portion declining by 3% and consolidated sales increase by 8%  during the full year 2008 with the organic portion declining by 1%.

Operating margin will be affected by accelerating raw material costs, supplier issues, pricing pressure from customers and prolonged start-up costs in Asia due to the slow-down in production growth rate in China. An operating margin of around 5% is therefore expected for the third quarter and in the range of 7.0% to 7.5% for the full year 2008. Both margins are before severance and other restructuring costs.

The effective tax rate is projected to amount to 29%.

Other Significant Events
•  During the quarter, Autoliv repurchased 803,460 shares for $45 million at an average cost of $56.22 per share and during the first six months 2,042,460 shares for $108 million at an average cost of $53.04 per share. Under the existing authorizations, an additional 4.9 million shares can be repurchased.

•  Mr. Günter Brenner has been appointed President of Autoliv Europe and Executive Vice President. He is currently Vice President  General Manager, Global Occupant safety Systems of TRW. He succeeds Benoit Marsaud  who will leave this position and the COO role on July 31 and manage selected projects reporting to the CEO.

• In the U.S., the National Highway Traffic Safety Administration will introduce more demanding crash tests and introduce new overall safety ratings. The new program will measure, for instance, the risk for leg injuries. It will apply to all new vehicle models as of model year 2010.

• In Europe, the EuroNCAP will phase in new crash test criteria starting in 2009 with full implementation in 2012.  The new rating system addresses the need for pedestrian protection, whiplash protection and introduces a new overall safety rating system.

Dividend and Next Report
The Company has declared a 5% increase in its quarterly dividend. This dividend for the third quarter of 41 cents per share will be paid on September 4 to shareholders of record as of August 7, 2008. The ex-date, when the stock trades without the right to the dividend is August 5, 2008.
Autoliv intends to publish the quarterly report for the third quarter on Tuesday October 21, 2008.

“Safe Harbor Statement”
Statements in this report that are not statements of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties, including – but not limited to – the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims, dependence on customers and suppliers, and other factors discussed in Autoliv’s filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings
Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report.
Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2 - Report 2008
KEY RATIOS

	Quarter April-June		First 6 months		Latest 12 months	Full year
	2008	2007	2008	2007		2007

Earnings per share 1)	$1.24	$0.72	$2.35	$1.63	$4.39	$3.68
Equity per share	33.60	30.83	33.60	30.83	33.60	31.83
Cash dividend paid per share	0.39	0.39	0.78	0.76	1.56	1.54
Operating working capital, $ in millions 2)	670	649	670	649	670	614
Capital employed, $ in millions	3,611	3,418	3,611	3,418	3,611	3,531
Net debt, $ in millions 2)	1,195	992	1,195	992	1,195	1,182
Net debt to capitalization, % 3)	33	29	33	29	33	33

Gross margin, % 4)	19.5	19.9	19.3	19.9	19.4	19.7
Operating margin, % 5)	7.8	5.9	7.4	6.6	7.8	7.4

Return on equity, %	15.0	9.5	14.4	10.8	13.8	12.0
Return on capital employed, %	16.5	11.9	15.5	13.3	15.7	14.6

Average no. of shares in millions 1)	72.7	79.6	73.2	80.0	74.9	78.3
No. of shares at period-end in millions 6)	71.9	78.7	71.9	78.7	71.9	73.8
No. of employees at period-end	36,400	34,600	36,400	34,600	36,400	35,300
Headcount at period-end	43,000	41,800	43,000	41,800	43,000	41,900
Days receivables outstanding 7)	68	69	68	69	70	64
Days inventory outstanding 8)	35	31	35	31	36	33

1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt, minority and equity. 4) Gross profit relative to sales.  5) Operating income relative to sales. 6) Excluding dilution and net of treasury shares. 7) Outstanding receivables relative to average daily sales.
8) Outstanding inventory relative to average daily sales.

Q2 - Report 2008
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data)
	Quarter April - June		First 6 months		Latest 12 months	Full year
	2008	2007	2008	2007		2007
Net sales
- Airbag products	$1,207.4	$1,125.0	$2,366.8	$2,229.3	$4,514.7	$4,377.2
- Seatbelt products	700.3	603.3	1,368.6	1,198.2	2,562.2	2,391.8
Total net sales	1,907.7	1,728.3	3,735.4	3,427.5	7,076.9	6,769.0

Cost of sales	(1,536.0)	(1,384.6)	(3,014.1)	(2,746.4)	(5,706.1)	(5,438.4)
Gross profit	371.7	343.7	721.3	681.1	1,370.8	1,330.6

Selling, general & administrative expenses	(102.0)	(93.6)	(204.9)	(185.9)	(378.8)	(359.8)
Research, development & engineering expenses	(109.6)	(109.7)	(222.5)	(221.3)	(396.9)	(395.7)
Amortization of intangibles	(5.7)	(2.7)	(11.9)	(9.6)	(22.6)	(20.3)
Other income (expense), net	(6.2)	(35.8)	(6.5)	(36.4)	(22.9)	(52.8)
Operating income	148.2	101.9	275.5	227.9	549.6	502.0

Equity in earnings of affiliates	1.1	2.0	2.2	3.3	5.3	6.4
Interest income	1.8	1.8	3.4	3.8	8.6	9.0
Interest expense	(15.9)	(14.4)	(32.2)	(29.5)	(65.2)	(62.5)
Other financial items, net	(0.6)	(2.5)	(0.8)	(3.5)	(6.0)	(8.7)
Income before income taxes	134.6	88.8	248.1	202.0	492.3	446.2

Income taxes	(42.0)	(29.4)	(72.0)	(66.7)	(155.6)	(150.3)
Minority interests in subsidiaries	(2.2)	(1.9)	(4.2)	(4.6)	(7.6)	(8.0)
Net income	$90.4	$57.5	$171.9	$130.7	$329.1	$287.9

Earnings per share 1)	$1.24	$0.72	$2.35	$1.63	$4.39	$3.68
1) Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q2 - Report 2008

CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	June 30	March 31	December 31	June 30
	2008	2008	2007	2007
Assets
Cash & cash equivalents	$127.1	$226.4	$153.8	$136.1
Receivables	1,408.2	1,370.9	1,230.7	1,296.9
Inventories	649.5	607.0	561.3	537.7
Other current assets	165.8	174.3	149.4	150.2
Total current assets	2,350.6	2,378.6	2,095.2	2,120.9

Property, plant & equipment, net	1,291.0	1,297.5	1,259.8	1,182.5
Investments and other non-current assets	197.8	203.1	190.9	188.6
Goodwill	1,613.1	1,617.5	1,613.4	1,578.9
Intangible assets, net	136.4	142.8	146.1	143.8
Total assets	$5,588.9	$5,639.5	$5,305.4	$5,214.7

Liabilities and shareholders’ equity
Short-term debt	$583.6	$569.2	$311.9	$312.4
Accounts payable	936.8	914.6	834.0	813.6
Other current liabilities	645.5	608.3	517.4	556.0
Total current liabilities	2,165.9	2,092.1	1,663.3	1,682.0

Long-term debt	752.4	891.4	1,040.3	822.3
Pension liability	60.8	63.7	63.3	95.7
Other non-current liabilities	137.3	138.3	137.2	133.4
Minority interests in subsidiaries	56.5	57.8	52.2	55.1
Shareholders’ equity	2,416.0	2,396.2	2,349.1	2,426.2
Total liabilities and shareholders’ equity	$5,588.9	$5,639.5	$5,305.4	$5,214.7

Q2 - Report 2008

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Quarter April - June		First 6 months		Latest 12 months	Full year
	2008	2007	2008	2007		2007

Net income	$90.4	$57.5	$171.9	$130.7	$329.1	$287.9
Depreciation and amortization	86.0	78.9	170.4	158.9	332.3	320.8
Other	(3.7)	18.4	(3.1)	18.2	(18.3)	3.0
Changes in operating assets and liabilities	(14.1)	156.5	(15.7)	93.3	60.1	169.1
Net cash provided by operating activities	158.6	311.3	323.5	401.1	703.2	780.8

Capital expenditures, net	(72.4)	(81.1)	(131.3)	(155.6)	(289.9)	(314.2)
Acquisitions of businesses and other, net	1.1	(0.1)	(5.1)	(78.1)	(43.9)	(116.9)
Net cash used in investing activities	(71.3)	(81.2)	(136.4)	(233.7)	(333.8)	(431.1)
Net cash before financing 1)	87.3	230.1	187.1	167.4	369.4	349.7

Net increase (decrease) in short-term debt	18.1	(16.4)	247.0	8.8	204.4	(33.8)
Issuance of long-term debt	–	–	19.0	73.7	593.7	648.4
Repayments and other changes in long-term debt	(131.4)	(137.7)	(322.5)	(137.7)	(683.7)	(498.9)
Dividends paid	(28.4)	(31.0)	(57.1)	(60.6)	(117.1)	(120.6)
Shares repurchased	(45.1)	(56.4)	(108.3)	(96.6)	(391.7)	(380.0)
Stock options exercised	3.4	3.8	3.6	7.6	7.4	11.4
Other, net	(0.2)	0.0	(0.4)	1.5	(3.1)	(1.2)
Effect of exchange rate changes on cash	(3.0)	2.4	4.9	3.9	11.7	10.7
Increase (decrease) in cash and cash equivalents	(99.3)	(5.2)	(26.7)	(32.0)	(9.0)	(14.3)

Cash and cash equivalents at period-start	226.4	141.3	153.8	168.1	136.1	168.1
Cash and cash equivalents at period-end	$127.1	$136.1	$127.1	$136.1	$127.1	$153.8
1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 - Report 2008

RECONCILIATION OF “OPERATING WORKING CAPITAL” TO U.S. GAAP MEASURE
(Dollars in millions)

	June 30	March 31	December 31	September 30	June 30
	2008	2008	2007	2007	2007

Total current assets	$2,350.6	$2,378.6	$2,095.2	$2,183.4	$2,120.9
Total current liabilities	(2,165.9)	(2,092.1)	(1,663.3)	(1,716.5)	(1,682.0)
Working capital	184.7	286.5	431.9	466.9	438.9
Cash and cash equivalents	(127.1)	(226.4)	(153.8)	(160.1)	(136.1)
Short-term debt	583.6	569.2	311.9	330.4	312.4
Derivative asset and liability, current	(4.2)	(1.7)	(4.4)	(1.5)	0.1
Dividends payable	32.8	28.5	28.8	29.8	33.6
Operating working capital	$669.8	$656.1	$614.4	$665.5	$648.9

RECONCILIATION OF “NET DEBT” TO U.S. GAAP MEASURE
(Dollars in millions)

	June 30	March 31	December 31	September 30	June 30
	2008	2008	2007	2007	2007

Short-term debt	$583.6	$569.2	$311.9	$330.4	$312.4
Long-term debt	752.4	891.4	1,040.3	975.7	822.3
Total debt	1,336.0	1,460.6	1,352.2	1,306.1	1,134.7
Cash and cash equivalents	(127.1)	(226.4)	(153.8)	(160.1)	(136.1)
Debt-related derivatives	(14.1)	(20.8)	(16.5)	(7.9)	(6.6)
Net debt	$1,194.8	$1,213.4	$1,181.9	$1,138.1	$992.0

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

Quarter April - June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(0.3)	(2.8)	(12.3)	(55.2)	12.3	18.1	13.3	25.6	(0.8)	(14.3)
Currency effects	15.6	146.3	0.7	3.0	15.3	22.5	4.2	8.0	10.4	179.8
Acquisitions/divestitures	–	–	–	–	–	–	7.2	13.9	0.8	13.9
Reported change	15.3	143.5	(11.6)	(52.2)	27.6	40.6	24.7	47.5	10.4	179.4

COMPONENTS IN SALES INCREASE/DECREASE
(Dollars in millions)

6 months January - June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(2.0)	(37.6)	(11.7)	(104.4)	16.4	48.1	9.4	34.5	(1.7)	(59.4)
Currency effects	14.7	276.2	0.5	4.3	14.4	42.1	4.5	16.3	9.9	338.9
Acquisitions/divestitures	–	–	–	–	–	–	7.8	28.4	0.8	28.4
Reported change	12.7	238.6	(11.2)	(100.1)	30.8	90.2	21.7	79.2	9.0	307.9